      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 8, 1999
                                                           REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               CAFE ODYSSEY, INC.
             (Exact name of registrant as specified in its charter)

MINNESOTA                                                  31-1487885
(State or other jurisdiction                         (I.R.S. employer
of incorporation or organization)                    identification number)

                        4801 West 81st Street, Suite 112
                              Bloomington, MN 55437
                                 (612) 837-9917
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 Stephen D. King
                      Chairman and Chief Executive Officer
                               Cafe Odyssey, Inc.
                        4801 West 81st Street, Suite 112
                              Bloomington, MN 55437
                                 (612) 837-9917
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With copies to:
                             William M. Mower, Esq.
                       Maslon Edelman Borman & Brand, LLP
                               3300 Norwest Center
                        Minneapolis, Minnesota 55402-4140
                                 (612) 672-8200

    Approximate date of the commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.  [    ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.  [    ]

                         CALCULATION OF REGISTRATION FEE

==================================================================================
                                           PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF                AGGREGATE              AMOUNT OF
     SECURITIES TO BE REGISTERED          OFFERING PRICE (1)      REGISTRATION FEE
     ---------------------------          ------------------      ----------------
Common Stock, $.01 par value (2)        $            2,000,000  $         556.00
Common Stock, $.01 par value (3)        $              800,000  $         222.40
Common Stock, $.01 par value (4)        $            1,725,000  $         479.55
================================================================================
TOTAL                                   $            4,525,000  $       1,257.95
================================================================================


(1) Fee calculated pursuant to Rule 457(o) using the actual consideration received, or to be received, by the Registrant.

(2)  Issuable upon exercise of outstanding Series A 8% Convertible Preferred
     Stock.

(3) Issuable as payment of dividends with respect to the Series A 8% Convertible Preferred Stock. Represents the maximum amount of dividends payable for five years.

(4)  Issuable upon exercise of Warrants. (Fee calculated pursuant to Rule
     457(g).)


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION; DATED JUNE 8, 1999

PROSPECTUS


                               CAFE ODYSSEY, INC.

                               2,304,374 SHARES OF
                                  COMMON STOCK

         This prospectus relates to a maximum of 2,304,374 shares of common stock of Cafe Odyssey, Inc. issuable upon the exercise of Series A 8% Convertible Preferred Stock (the "Preferred Shares"), certain shares of common stock issuable in lieu of payment of dividends and exercise of warrants granted to the selling shareholders listed on page 12 of this prospectus. The total proceeds to us from the exercise of the warrants, if the warrants are exercised in full, would be a maximum of $1,350,000. We will receive no proceeds from the sale of the common stock by selling shareholders.

         Our common stock is listed on the Nasdaq SmallCap Market under the symbol "CODY." On June 7, 1999, the last sale price for the Common Stock as reported on the Nasdaq SmallCap Market was $2.47.

         The shares offered by this prospectus involve a high degree of risk. SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DESCRIPTION OF FACTORS WHICH SHOULD BE CONSIDERED BY INVESTORS BEFORE PURCHASING THE SHARES OFFERED BY THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. A REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE, AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN THE REGISTRATION STATEMENT THAT WAS FILED BY CAFE ODYSSEY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING SHAREHOLDERS CANNOT SELL THEIR SHARES UNTIL THAT REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE SHARES OR THE SOLICITATION OF AN OFFER TO BUY THE SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.




                 The date of this Prospectus is _________, 1999.

                                TABLE OF CONTENTS


         PROSPECTUS SUMMARY..................................................3

         RISK FACTORS........................................................4

         USE OF PROCEEDS....................................................11

         SELLING SHAREHOLDERS...............................................12

         PLAN OF DISTRIBUTION...............................................13

         WHERE YOU CAN FIND MORE INFORMATION................................14

         NOTE REGARDING FORWARD-LOOKING STATEMENTS..........................16

         LEGAL MATTERS......................................................16

         EXPERTS............................................................16

         DISCLOSURE OF COMMISSION POSITION ON
         INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.....................16



         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this prospectus. You must not rely on any information or representations not contained in this prospectus, if given or made, as having been authorized by us. This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. The delivery of this prospectus shall not under any circumstances, create any implication that there has been no change in our affairs or that the information contained in this prospectus is correct as of any time subsequent to the date of this prospectus. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

                               PROSPECTUS SUMMARY

         As used in this prospectus, the terms "Company", "we", "us" and "our" refer to Cafe Odyssey, Inc. and its consolidated subsidiaries.

THE COMPANY

         Cafe Odyssey, Inc. develops, owns and operates restaurants with multiple themed dining rooms designed to appeal to the upscale casual dining market. We have a Cafe Odyssey restaurant at the Mall of America in Bloomington, Minnesota, a suburb of Minneapolis, which opened in June 1998, and a second Cafe Odyssey restaurant in the Denver Pavilions, an urban retail/entertainment complex in Denver, Colorado which opened on March 15, 1999. Our first restaurant, in the Kenwood Shopping Center in Cincinnati, Ohio, which operates under the name "Hotel Discovery," opened in December 1996.

         We began operations as Hotel Mexico, Inc., which was incorporated in Ohio in January 1994. The Kenwood Restaurant Limited Partnership, an Ohio limited partnership was formed in June 1995 to own and operate the Kenwood Unit. Hotel Mexico's operations and the net assets of the Kenwood Restaurant Limited Partnership were combined in November 1996, and in August 1997 Hotel Mexico was reorganized as Hotel Discovery, Inc., a Minnesota corporation. In May 1998, the Company's Board of Directors and shareholders approved a change in its corporate name from Hotel Discovery, Inc. to Cafe Odyssey, Inc. Our executive offices are located at 4801 West 81st Street, Suite 112, Bloomington, Minnesota 55437 and our telephone number is (612) 837-9917.

RECENT DEVELOPMENTS

         On May 13, 1999, we signed a letter of intent to acquire popmail.com., inc., a Delaware corporation based in Irving, Texas ("Popmail"). Through partnerships with radio stations nationwide, Popmail provides email to radio stations.

         On June 1, 1999, we signed an Agreement and Plan of Merger (the "Agreement") with Stephen D. King (our principal shareholder, Chairman and Chief Executive officer), Popmail, each of the common shareholders of Popmail and Cafe Odyssey Acquisition Subsidiary, Inc., a Delaware coporation and our wholly-owned subsidiary ("Acquisition Sub"), providing for the merger of Popmail with and into Acquisition Sub upon the satisfaction of certain conditions.

         The Agreement provides for a closing into escrow on the later of (1) June 17, 1999 and (2) the fifth day after Popmail delivers to us its audited financial statements for its 1997 and 1998 fiscal years. At the time of closing into escrow, Popmail's shareholders will deliver their Popmail stock certificates into escrow, and we will deliver certificates for Series B Convertible Preferred Stock ("Series B") to be issued to the Popmail shareholders when and if the merger is consummated. Upon consummation of the merger, the Series B will be convertible into at least the same number of shares of our common stock as are then outstanding. As additional merger consideration, we will place in escrow a warrant to be issued to the Popmail shareholders representing the economic equivalent of all of our options, warrants, and other securities convertible into, or exchangeable for, common stock which were outstanding on May 3, 1999.

         Breaking escrow and consummation of the merger is subject to the satisfaction of certain conditions set forth in the Agreement, including deposit by the Registrant into escrow of (1) sufficient funds to repay indebtedness of Popmail of approximately $5,000,000 to an affiliate of Popmail, LegacyMaker, Inc. ("LegacyMaker"), (2) a minimum sale price of $2.50 for our common stock on the business day preceding consummation of the merger and (3) approval by our shareholders of the merger. The Agreement contemplates that Popmail may acquire, or obtain an equity interest in, other entities prior to consummation of the merger.

         The Agreement will terminate if escrow is not funded by the date set forth above or if the merger has not been consummated by August 30, 1999, except that we may extend the expiration date for consummation of the merger for up to three 30-day periods upon payment of $100,000 cash to LegacyMaker on the first day of each extension period. Popmail may also terminate the Agreement if our common stock is delisted from The Nasdaq SmallCap Market. We will be liable to LegacyMaker for liquidated damages of $100,000 if the merger is not consummated by August 30 or if popmail terminates the Agreement in the event of delisting. LegacyMaker will be entitled to retain any payments made as liquidated damages or to extend the Agreement if Popmail terminates the Agreement due to such delisting. The Agreement also provides for termination upon the happening of certain other events, such as a material adverse change in the financial or business condition of either Cafe Odyssey or Popmail, in which case no termination fee will be payable.

         Upon consummation of the merger, Popmail shareholders will collectively hold approximately 50% of the then outstanding shares of Cafe Odyssey, Inc. and will effectively have control of Cafe Odyssey, Inc.

THE OFFERING

         Common stock offered (1) ...................................   2,304,374 shares

         Common stock outstanding
           before the offering.......................................   8,313,435 shares

         Common stock outstanding
            after the offering (2)...................................  10,617,809 shares

         Nasdaq SmallCap Market symbol...............................  CODY


(1) Represents the maximum number of shares that can be issued upon conversion of the Preferred Shares into common stock, as dividends on the Preferred Shares and the shares issuable upon exercise of all Warrants.

(2)  Does not include shares that may be issued in the Popmail.com acquisition.

                                  RISK FACTORS

         An investment in our common stock is very risky. You may lose the entire amount of your investment. Prior to making an investment decision, you should carefully review this entire prospectus and consider the following risk factors:

         WE HAVE INCURRED LOSSES TO DATE AND IF OUR RESTAURANT SALES DO NOT IMPROVE, WE WILL NEED ADDITIONAL FINANCING IN ORDER TO CONTINUE OPERATIONS.

         We incurred net losses of approximately $6.8 million in 1998 and $4.0 million in 1997 and had a working capital deficit of approximately $6.7 million as of April 4, 1999. Our ability to continue our present operations and successfully implement our expansion plans is contingent upon our ability to increase our revenues which is presently limited to our three existing restaurants. Without additional financing, cash generated from our current operations may not be adequate to fund operations and make mortgage payments in 1999. There can be no assurances that additional financing to fund current operations and expansion will be available on terms acceptable or favorable to us.

         WE MAY BE ENTERING INTO A NEW BUSINESS VENTURE IN WHICH WE HAVE NO EXPERIENCE.

         We recently signed an Agreement and Plan of Merger to acquire Popmail, an email provider to radio stations. If acquired, Popmail's email business would represent a significant change in our business operations from the restaurant business. We and our present management also have no experience with the business of providing email services.

         THERE IS SIGNIFICANT POTENTIAL FOR DILUTION OF INVESTORS' INTERESTS DUE TO THE POPMAIL ACQUISITION AND THE CONVERSION OF PREFERRED SHARES INTO SHARES
OF THE COMPANY'S COMMON STOCK.

         If the acquisition of Popmail is completed, the Company's current shareholders would experience significant dilution of approximately 50%. Furthermore, this acquisition could require additional financing which could dilute shareholdings further. We also issued 2,000 shares of Preferred Shares which is convertible into shares of common stock at a conversion price of 65% of market price. Although there are limits to the number of shares of common stock that can be issued upon conversion, a decline in the stock price of common stock could result in considerable dilution to investors if the holders of Preferred Shares convert. Currently, we estimate that up to 1,354,374 Shares may be issued in connection with the conversion of Preferred Shares and payment of dividends.

         THERE IS THE RISK THAT DUE TO THE LIMITATIONS PLACED ON THE CONVERSION OF THE PREFERRED SHARES, THE PREFERRED SHAREHOLDER'S INVESTMENT MAY NOT BE CONVERTED INTO COMMON STOCK AND WOULD HAVE TO BE REDEEMED IN CASH.

         The total number of shares of common stock (1) issuable upon conversion of the Preferred Shares, (2) as a dividend on the Preferred Shares, and (3) upon exercise of the Warrant cannot exceed 20% of our common stock outstanding on May 14, 1999. In the event a holder of Preferred Shares is unable to convert Preferred Shares into common stock because these limitations have been reached, we would be required to redeem the Preferred Shares in cash at 135% of the amount paid per such shares plus any accrued and unpaid dividends. It is possible that in such case we may not possess sufficient cash and cash equivalents necessary to redeem the Preferred Shares in cash.

         DUE TO OUR LIMITED OPERATING HISTORY, YOU MAY FIND IT DIFFICULT TO ASSESS OUR ABILITY TO OPERATE PROFITABLY.

         We have only been operating our Kenwood restaurant since December 1996, our Mall of America restaurant since June 1998, and our Denver restaurant since March 1999. Therefore, in addition to the other risks included in this prospectus, we face the added risks, expenses and difficulties related to developing and operating a new business enterprise. Given our lack of significant operating history, investors may have difficulty assessing the many factors which will determine our ability to generate future profits, including the quality of our restaurants, the viability of our restaurant theme, and our ability to expand in the restaurant market.

         OUR OPERATIONS, PROPOSED ACQUISITION OF POPMAIL, OR CONTEMPLATED EXPANSION MAY PROVE UNSUCCESSFUL, EITHER OF WHICH COULD RESULT IN CONTINUED UNPROFITABILITY AND CAUSE OUR STOCK PRICE TO FALL.

         To date, we have not generated a profit. Due to a variety of factors, many of which are discussed in this prospectus, we may never generate significant revenues or operate profitably. In fact, our management anticipates that net losses will continue for the foreseeable future. Even if we succeed in expanding our operations as contemplated, we cannot assure a successful transition to higher volume operations or to a successful incorporation of the Popmail business. We may be unable to control our expenses, attract necessary additional personnel, or procure the capital required to maintain expanded operations. If our expansion is ultimately unsuccessful, the results of our operations will suffer accordingly, and the market price of our stock may fall.

         POOR OPERATING RESULTS AT ANY OF OUR RESTAURANTS OR A DELAY IN THE PLANNED OPENING OF NEW RESTAURANTS, COULD ADVERSELY AFFECT OUR PROFITABILITY AS A WHOLE.

         We currently operate only three restaurants. Accordingly, poor operating results at any one restaurant would materially affect the profitability and cash flow of our operations as a whole. To a substantial extent, our ability to increase the number of restaurants we operate and our choice of locations for such restaurants will determine whether we will experience future growth in our revenues and profits. However, the significant financial investment associated with opening our restaurants may create substantial fluctuations in our operating results. Due to the significance of such investments, the risk we face in opening any one of our restaurants is much larger than that associated with most other restaurant companies' venues. Consequently, a delay in any planned restaurant opening could materially affect the profitability and cash flow of our operations as a whole.

         THEME RESTAURANTS MAY EXPERIENCE SOME DECLINE IN SAME STORE SALES.

         Same store sales (sales for restaurants that have been open at least one year) is one measure of operating results used by stock analysts to analyze a publicly traded restaurant businesses. Theme restaurants frequently see a decline in same store sales from the first year to the subsequent year. In addition to negatively impacting our revenues, declining same store sales has had a negative impact on the publicly traded theme restaurant's stock price and resulted in stock price volatility.

         DUE TO THE POTENTIAL ACQUIRED NEW BUSINESS VENTURE, RESOURCES AND ATTENTION COULD BE DIVERTED FROM THE OPERATION OF OUR RESTAURANT BUSINESS.

         As our management and executive officers focus their attention on matters concerning the acquisition of Popmail, their resources and attention could be diverted from the operations of the restaurant business. While we believe that our executive officers and managers will be able to complete the merger and attend to our business, it is possible that their primary focus of attention may be drawn away from the operation of the business and business operations may suffer.

         WE ARE DEPENDENT ON THE ONGOING SERVICES OF CERTAIN OF OUR EXECUTIVES, THE LOSS OF WHICH COULD HAVE A DETRIMENTAL EFFECT ON OUR PROFITABILITY AND THE MARKET PRICE OF OUR STOCK.

         Our plan of business development and our day-to-day operations rely heavily on the experience of Stephen D. King, our Chairman of the Board, Chief Executive Officer and Chief Financial Officer, and Ronald K. Fuller, our President and Chief Operating Officer. Each of these executives has significant experience in managing and guiding the business affairs of companies that operate multi-location restaurants. The loss of either or both of them could adversely affect the success of our operations and strategic plans and, consequently, have a detrimental effect on the market price of our stock.

         WE MAY BE UNABLE TO HIRE QUALIFIED EMPLOYEES TO HELP IMPLEMENT AND MANAGE OUR EXPANSION PLANS, WHICH INABILITY COULD BE DETRIMENTAL TO THE VALUE OF YOUR INVESTMENT.

         Our success will depend in large part upon our ability to supplement our existing management team. While both Messrs. King and Fuller have significant restaurant and multi-location restaurant management experience, we will need to hire additional corporate level and management employees to help implement and operate our expansion plans. Any inability or delay in obtaining additional key employees could have a material adverse effect on our expansion plans and, consequently, the market value of our stock.

          WE MAY BE UNABLE TO OPEN NEW RESTAURANTS OR OPERATE ANY NEWLY-OPENED RESTAURANTS PROFITABLY.

         We are considering potential sites for the opening of additional Cafe Odyssey restaurants in several major metropolitan areas. However, we might be unable to enter into contracts for the development of these additional restaurants on terms satisfactory to us, or even at all. In addition, we may be unable to operate additional restaurants successfully if we fail to manage our growth by adequately monitoring our restaurants and controlling our costs, food quality and customer service. Furthermore, we may experience difficulty in hiring and training new restaurant-level management due to the increasingly intense competition for such positions resulting from additional restaurant chains expanding to new markets. We anticipate that achieving consumer awareness and market acceptance of additional restaurants will result in additional expenses associated with managing operations located in multiple markets, as well as requiring extraordinary amount of management's time. Any or all of these factors may adversely affect our operating results, and prevent our ability to open new restaurants or operate any newly-opened restaurants profitably.

         OUR ABILITY, OR INABILITY, TO RESPOND TO VARIOUS COMPETITIVE FACTORS AFFECTING THE RESTAURANT INDUSTRY MAY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

         The restaurant industry is highly competitive and is affected by changes in consumer preferences, as well as by national, regional and local economic conditions, and demographic trends. Discretionary spending priorities, traffic patterns, tourist travel, weather conditions, employee availability and the type, number and location of competing restaurants, among other factors, will also directly affect the performance of our restaurants. Changes in any of these factors in the markets where we currently operate our restaurants could adversely affect the results of our operations. Furthermore, the restaurant industry in general is highly competitive based on the type, quality and selection of the food offered, price, service, location and other factors and, as a result, has a high failure rate. The themed restaurant industry is is particularly dependent on tourism and has seen the emergence of a number of new competitors. We compete with numerous well-established competitors, including national, regional and local restaurant chains, many of which have greater financial, marketing, personnel and other resources and longer operating histories than us. As a result, we may be unable to respond to the various competitive factors affecting the restaurant industry.

         WE HAVE ENTERED INTO NON-CANCELABLE LEASES UNDER WHICH WE ARE OBLIGATED TO MAKE PAYMENTS FOR TERMS OF 12 TO 15 YEARS.

         We have entered into long-term leases relating to the Kenwood, Mall of America and Denver restaurants. These leases are non-cancelable by us (except in limited circumstances) and range in term from 12 to 15 years. We will likely be required to enter into similar long-term, non-cancelable leases for any future restaurants we develop. If we decide to close any of our existing restaurants or any other future restaurant, we may nonetheless be committed to perform our obligations under the applicable lease, which would include, among other things, payment of the applicable base rent for the balance of the respective lease term. Such continued obligations increase our chances of closing a restaurant without receiving an adequate return on our investment.

         UNPREDICTABLE RISKS ASSOCIATED WITH THE CONSTRUCTION OF ADDITIONAL RESTAURANTS COULD RESULT IN DELAYS AND COST OVERRUNS IN THE CONTEMPLATED EXPANSION OF OUR OPERATIONS.

         As with all construction projects, we face many risks related to the opening of additional restaurants, any of which could result in delays and cost overruns which would negatively impact the success of any restaurant openings. Such risks may include:

         - shortages of materials or skilled labor;
         - unforeseen environmental, engineering or geological problems;
         - work stoppages;
         - weather interference;
         - floods;
         - difficulties with regulatory agencies; and
         - unanticipated cost increases.

         IN ORDER TO FINANCE THE FUTURE DEVELOPMENT OF ADDITIONAL RESTAURANTS WE MAY BE REQUIRED TO RAISE ADDITIONAL FUNDS BY ISSUING SECURITIES ON TERMS WHICH WOULD DILUTE YOUR INTERESTS IN CAFE ODYSSEY.

         The cost of developing our restaurants has ranged from $4.5 to $5.1 million per unit. We may be unable to develop future restaurants at similar costs. In order to fund our future restaurant development, we may need to obtain financing through an additional offering of our equity securities or by incurring indebtedness. If we do need additional funds to develop restaurants, such funds may not be available on terms acceptable to us or our shareholders. Furthermore, future investors may seek and obtain, and we may be required to offer, investment terms which are substantially better than those granted to existing investors. The issuance of securities on such terms would dilute the interests of existing shareholders.

         AMONG OTHER ECONOMIC FACTORS OVER WHICH WE HAVE NO CONTROL, THE SUCCESS OF OUR RESTAURANTS WILL DEPEND ON CONSUMER PREFERENCES AND THE PREVAILING LEVEL OF DISCRETIONARY CONSUMER SPENDING.

         Our success, and consequently any investment in our common stock, depends to a significant degree on a number of economic conditions over which we have no control, including:

         -  discretionary consumer spending            -  economic conditions affecting disposable
                                                          consumer income

         -  the overall success of the malls,          -  the continued popularity of
            themed entertainment centers and other        restaurants in general and the Cafe
            venues where our restaurants are or           Odyssey concept in particular
            will be located

\

         Furthermore, most themed restaurants are especially susceptible to shifts in consumer preferences because they open at or near capacity and frequently respond to such shifts by experiencing a decline in revenue growth or of actual revenues. An adverse change in any or all of these conditions would have a negative effect on our operations and the market value of our common stock.

         OUR PRINCIPAL EXECUTIVE OFFICER CONTROLS A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK AND MAY INFLUENCE OUR AFFAIRS.

         As of May 26, 1999, Stephen D. King, our Chairman of the Board, Chief Executive Officer and Chief Financial Officer, controlled approximately 17.2% of our outstanding common stock. Accordingly, Mr. King has the ability to substantially influence the election of members of the Board of Directors and influence significantly the approval of corporate transactions and other matters requiring shareholder approval. Unless and until Mr. King substantially decreases his percentage ownership in our common stock, he will continue to have significant influence over our affairs. If the Popmail aquisition is consummated, the existing shareholders of Popmail would have the ability to control our affairs.

         WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION WHICH COULD NEGATIVELY IMPACT OUR BUSINESS.

         The restaurant industry, and to a lesser extent, the retail merchandising industry, are subject to numerous federal, state, and local government regulations, including those relating to:

         -     the preparation and sale of food                -    the sale of alcoholic beverages

         -     building and zoning requirements                -    sanitation

         -     environmental protections                       -    relationships with employees

         -     minimum wage requirements                       -    unemployment

         -     overtime                                        -    workers compensation

         -     working and safety conditions                   -    citizenship requirements


         Any change in the current status of such regulations, including an increase in employee benefits costs, workers' compensation insurance rates, or other costs associated with employees, could substantially increase our compliance and labor costs. Because we pay many of our restaurant-level personnel rates based on either the federal or the state minimum wage, increases in the minimum wage would lead to increased labor costs. In addition, our operating results would be adversely affected in the event we fail to maintain our food and liquor licenses. Furthermore, restaurant operating costs are affected by increases in unemployment tax rates, sales taxes and similar costs over which we have no control.

         We may also be subject in certain states to "dram-shop" statutes, which provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person.

         THERE IS A RISK THAT THE VALUE OF OUR TRADEMARKS AND OTHER PROPRIETARY RIGHTS COULD BE DIMINISHED BY IMPROPER USE BY OTHERS.

         We believe that our trademarks and other proprietary rights are important to our success and our competitive position. Accordingly, we have filed trademark applications with the United States Patent and

Trademark Office to register both the "Hotel Discovery" and the "Cafe Odyssey" marks and designs. However, the actions we have taken to establish and protect our trademarks and other proprietary rights may be inadequate to prevent others from imitating our products or claiming violations of their trademarks and proprietary rights by us. For instance, we may not be granted trademark registration for any or all of the proposed uses in our applications. Even if our marks are granted registration, we may still be unable to protect such marks against prior users in areas where we conduct or will conduct operations. We may also be unable to prevent competitors from using the same or similar marks, concepts or appearance.

         WE MAY NOT PAY DIVIDENDS ON OUR COMMON STOCK, IN WHICH EVENT YOUR ONLY RETURN ON INVESTMENT, IF ANY, WILL OCCUR ON THE SALE OF OUR STOCK.

         To date, we have not paid any cash dividends on our common stock, and we do not intend to do so in the foreseeable future. Rather, we intend to use any future earnings to fund our operations and the growth of our business. Accordingly, the only return on an investment in our common stock will occur upon its sale.

         PURSUANT TO ITS AUTHORITY TO DESIGNATE AND ISSUE SHARES OF OUR STOCK AS IT DEEMS APPROPRIATE, OUR BOARD OF DIRECTORS MAY ASSIGN RIGHTS AND PRIVILEGES TO CURRENTLY UNDESIGNATED SHARES WHICH COULD ADVERSELY AFFECT YOUR RIGHTS AS A COMMON SHAREHOLDER.

         Our authorized capital consists of 100,000,000 shares of capital stock. Our Board of Directors, without any action by the shareholders, may designate and issue shares in such classes or series (including classes or series or preferred stock) as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. We currently have 8,313,435 shares of common stock and 2,000 shares of Series A 8% Convertible Preferred Stock outstanding. As of June 3, 1999, a further 9,328,458 shares of common stock have been reserved as follows:

     - 1,354,374 shares issuable upon exercise of the Preferred Shares and reserved for payment of dividends;

     - 2,600,000 shares issuable upon the exercise of the Class A warrants issued as part of our initial public offering and the partial exercise of the underwriter's over-allotment;

     -    3,815,750 shares issuable upon the exercise of warrants;

     - 1,250,000 shares for issuance under our 1997 Stock Option and Compensation Plan, of which options relating to 911,633 shares are currently outstanding,

     - 250,000 shares for issuance under our 1998 Director Stock Option Plan, of which options relating to 40,000 shares are currently outstanding, and

     - 58,334 shares issuable upon exercise of certain directors' stock options.

         The rights of holders of preferred stock and other classes of common stock that may be issued could be superior to the rights granted to holders of the Units issued in our initial public offering. Our Board's ability to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal. Further, the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of common stock.

         MINNESOTA LAW MAY INHIBIT OR DISCOURAGE TAKEOVERS, WHICH COULD REDUCE THE MARKET VALUE OF OUR STOCK.

         Being a corporation organized under Minnesota law, we are subject to certain Minnesota statutes which regulate business combinations and restrict the voting rights of certain persons acquiring shares of our stock. By impeding a merger, consolidation, takeover or other business combination involving Cafe Odyssey or discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company, these regulations could adversely affect the market value of our stock.

         OUR COMMON STOCK COULD BE DELISTED FROM THE NASDAQ SMALLCAP MARKET, WHICH DELISTING COULD HINDER YOUR ABILITY TO OBTAIN ACCURATE QUOTATIONS AS TO THE PRICE OF OUR COMMON STOCK, OR DISPOSE OF OUR COMMON STOCK IN THE SECONDARY MARKET.

         Although our common stock is currently listed on the Nasdaq SmallCap Market, we cannot guarantee that an active public market for our common stock will continue to exist. During most of December 1998 and through April 27, 1999, our common stock failed to maintain the minimum bid price criteria of $1.00 per share as is required in order to trade on the Nasdaq SmallCap Market. Accordingly, our securities may be delisted from the Nasdaq SmallCap Market. Additional factors giving rise to such delisting could include, but might not be limited to (1) a reduction of our net tangible assets to below $2,000,000, (2) a reduction to one active market maker, or (3) a reduction in the market value of the public float in our securities to less than $1,000,000.

         In the event our securities are delisted from the Nasdaq SmallCap Market, trading, if any, in our common stock would thereafter be conducted in the over-the-counter markets in the so-called "pink sheets" or the National Association of Securities Dealer's "Electronic Bulletin Board." Consequently, the liquidity of our common stock would likely be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, reduction in the coverage of Cafe Odyssey by security analysts and the news media, and lower prices for our securities than might otherwise prevail. In addition, our common stock would become subject to certain rules of the Securities and Exchange Commission relating to "penny stocks." These rules require broker-dealers to make special suitability determinations for purchasers other than established customers and certain institutional investors and to receive the purchasers' prior written consent for a purchase transaction prior to sale. Consequently, these "penny stock rules" may adversely affect the ability of broker-dealers to sell our common stock and may adversely affect your ability to sell shares of our common stock in the secondary market.

         THE LIMITATIONS ON DIRECTOR LIABILITY CONTAINED IN OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DISCOURAGE SUITS AGAINST DIRECTORS FOR BREACH OF FIDUCIARY DUTY.

         As permitted by Minnesota law, our Amended and Restated Articles of Incorporation provide that members of our Board of Directors are not be personally liable to you or the Company for monetary damages resulting from a breach of their fiduciary duties. These limitations on director liability may discourage shareholders from suing directors for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought against a director by shareholders on the Company's behalf. Furthermore, our Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Minnesota law. All of these provisions limit the extent to which the threat of legal action against our directors for any breach of their fiduciary duties will prevent such breach from occurring in the first instance.

                                 USE OF PROCEEDS

         We received gross proceeds of $2,000,000 from the sale of the Preferred Shares but will not receive any proceeds from the conversion of such Preferred Shares. The gross proceeds to us from the exercise of the warrants, if the warrants are exercised in full, would be a maximum of $1,275,000. The proceeds from the exercise of the warrants are intended to be used for working capital purposes. We will not receive any proceeds from the sale of the common stock by the selling shareholders.

                              SELLING SHAREHOLDERS

         The following table sets forth the number of shares of the common stock owned by the selling shareholders as of the date hereof and after giving effect to this offering. We will not receive any proceeds from the sale of the common stock by the selling shareholders. The shares of common stock received upon exercise of the warrants may be offered from time to time by the selling shareholders.



                                            Shares            Percentage            Number of            Percentage
                                         Beneficially         Beneficial        Shares Offered by        Beneficial
                                         owned before          Ownership             Selling           Ownership After
Name                                       Offering         Before Offering        Shareholder            Offering
---------------------                     ----------        ---------------       -------------          ---------
Stephen D. King                           1,543,243(1)           17.2%                  87,500              14.9%
Michael A. Bird                              25,000(2)              *                   25,000               0%
John E. Feltl                                87,500(2)              1%                  87,500               0%
Timothy I. Maudlin                           50,000(2)              *                   50,000               0%
Wayne W. Mills                              450,000(2)            5.3%                 250,000               1.8%
The Shaar Fund, Ltd.                      1,654,374(3)           16.6%               1,654,374               0%
Progressive Group                           150,000(2)            1.8%                 150,000               0%



------------
*Less than 1%.

(1) Includes 165,743 shares as to which Mr. King holds options to purchase from various individuals and 477,500 shares issuable upon exercise of warrants.

(2)  Represents shares issuable upon exercise of warrants.

(3) Represents the maximum number of shares to be issued pursuant to the Securities Purchase Agreement. Includes shares issuable upon conversion of the Preferred Shares; shares issuable upon payment of dividends and 300,000 shares issuable upon the exercise of warrants.

     On March 10, 1999, we issued a promissory note for $825,000 which matures on March 10, 2000. The note is secured by the personal guarantees of the selling shareholders listed in the following table. In exchange for such guarantees, the Company issued five-year warrants to those selling shareholders at an exercise price of $.75 per share. The number of shares as to which each warrant is exercisable is also shown in the table. The aggregate of 250,000 shares being offered by Messrs. Bird, Feltl, Maudlin and King, and 250,000 of the shares being offered by Mr. Mills, are issuable upon the exercise of those warrants.


                                                              Number of Shares
                                      Amount of             Issuable upon Exercise
Name                                  Guarantee                   of Warrant
------------------                    ---------             ----------------------

Michael A. Bird                       $  50,000                      25,000
John E. Feltl                           175,000                      87,500
Stephen D. King                         175,000                      87,500
Timothy I. Maudlin                      100,000                      50,000
Wayne W. Mills                          500,000                     250,000

         On May 14, 1999, we issued 2,000 shares of Series A 8% Convertible Preferred Stock with a stated value of $1,000 per share in a private placement for total proceeds of $2,000,000 and net proceeds after expenses of approximately $1,700,000. In addition, we issued a warrant (the "Warrant") to the holder of Preferred Shares to purchase 300,000 shares of our common stock at $3.00 per share in connection with the private placement. The Warrant is exercisable for five years. In addition to a 10% placement fee and a 3% unallocable expense allowance, the placement agent received a warrant to acquire 150,000 shares of common stock at $3.00 per share.

         The annual dividend of 8% is cumulative and is payable quarterly in arrears either in cash or in registered shares of our common stock. Each Preferred Share is convertible into shares of our common stock at a conversion price equal to 65% of the average closing bid price for the common stock five days prior to the conversion. The total number of shares of common stock issuable (1) upon conversion of the Preferred Stock, (2) as a dividend on the Preferred Shares, and (3) upon exercise of the Warrant cannot exceed 1,662,687 shares (20% of the number of outstanding shares of common stock on May 14, 1999), unless we obtain shareholder approval as required by the Nasdaq SmallCap Market. In the event a holder of Preferred Shares is unable to convert shares of Preferred Shares into common stock because 1,662,687 shares have already been issued as described in the preceding sentence, we must redeem any unconverted Preferred Shares presented for conversion for cash at a price equal to 125% of the stated value. We have the right to redeem the Preferred Shares in cash at 135% of stated value plus accrued and unpaid dividends. All Preferred Shares which is still outstanding on May 14, 2004 is mandatorily converted at the conversion price.

         We are not required to convert Preferred Shares, whether upon request for conversion by the holder or upon the May 14, 2004 mandatory conversion date, if and to the extent that such holder would then own in excess of 5% of our common stock. If, notwithstanding the foregoing, such holder is deemed by a court to be the beneficial owner of more than 5% of our common stock, we are required to redeem for cash such number of shares of Preferred Shares as will reduce such holder's ownership to not more than 5% at a redemption price equal to 125% of the stated value plus accrued and unpaid dividends. In the case of mandatory conversion, we may elect to pay a redemption price in cash equal to 135% of the stated value plus accrued and unpaid dividends or may extend the mandatory conversion date for one year.


                              PLAN OF DISTRIBUTION

         We are registering the shares offered by this prospectus on behalf of the selling shareholders. We agreed to file a registration statement under the Securities Act of 1933, as amended (the "Securities Act") covering resale by the selling shareholders of the shares and to use our best efforts to cause such registration statement to be declared effective as soon as possible thereafter. As used in this section, the term "selling shareholders" includes donees, pledgees, transferees and other successors in interest selling shares received from a selling shareholder after the date of this prospectus. We will pay all costs and expenses in connection with the preparation of this prospectus and the registration of the shares offered by it. Any brokerage commissions and similar selling expenses attributable to the sale of shares will be borne by the selling shareholders. Sales of shares may be effected by the selling shareholders at various times in one or more types of transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

         We have agreed to indemnify the selling shareholders and their officers, directors, employees and agents, and each person who controls any selling shareholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. Each selling shareholder has agreed to indemnify the Company and its directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

         The selling shareholders and any broker-dealers that act in connection with the sale of securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

         Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to their sales in the market.

         Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

MINNESOTA ANTI-TAKEOVER LAW

         We are governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a publicly-held Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, or 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.


                       WHERE YOU CAN FIND MORE INFORMATION

         Federal securities law requires Cafe Odyssey to file information with the Securities and Exchange Commission concerning its business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the Commission. You can inspect and copy this information at the Public Reference Facility maintained by the Commission at Judiciary Plaza, 450 5th Street,

N.W., Room 1024, Washington, D.C. 20549. You can also do so at the following regional offices of the Commission:

(1) New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048

(2) Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

         You can receive additional information about the operation of the Commission's Public Reference Facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like Cafe Odyssey, file information electronically with the Commission.

         The Commission allows us to "incorporate by reference" information that has been filed with it, which means that we can disclose important information to you by referring you to the other information we have filed with the Commission. The information that we incorporate by reference is considered to be part of this prospectus, and related information that we file with the Commission will automatically update and supersede information we have included in this prospectus. We also incorporate by reference any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling shareholders sell all of their shares or until the registration rights of the selling shareholders expire. This prospectus is part of a registration statement that we filed with the Commission (Registration No. 333-______). The following are specifically incorporated herein by reference:

          1. Annual Report on Form 10-KSB for the fiscal year ended January 3, 1999;

          2.   Quarterly Report on Form 10-QSB filed on May 19, 1999;

          3. Current Reports on Form 8-K filed on May 4, 1999 and June 7, 1999; and

          4. The description of common stock included under the caption "Securities to be Registered" in the Company's registration statement on Form 8-A, File No. 0-23243, dated October 21, 1997, including any amendments or reports filed for the purpose of updating such description.

         You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus by writing or calling us at the following address:

                  Cafe Odyssey, Inc.
                  Attention: Mark Dacko, Controller
                  4801 West 81st Street, Suite 112
                  Bloomington, Minnesota 55437
                  (612) 837-9917

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or amendment to this prospectus. We have not authorized anyone else to provide you with different information or additional information. Selling shareholders will not make an offer of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements contained in this prospectus and in the documents incorporated by reference in this prospectus are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can be identified by the use of predictive, future-tense or forward-looking terminology, such as "believes," "anticipates," "expects," "estimates," "may," "will" or similar terms. Forward-looking statements also include projections of financial performance, statements regarding management's plans and objectives and statements concerning any assumption relating to the foregoing. Important factors regarding Cafe Odyssey's business, operations and competitive environment which may cause actual results to vary materially from these forward-looking statements are discussed under the caption "Risk Factors."

                                  LEGAL MATTERS

         Legal matters in connection with the validity of the shares offered by this Prospectus will be passed upon for the Company by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.


                                     EXPERTS

         The consolidated financial statements of Cafe Odyssey, Inc. as of January 3, 1999 and December 28, 1997 and for the years then ended incorporated by reference in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of that firm as experts in giving said report.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and
Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Subdivision 4 of Section 302A.521 of the Minnesota

Statutes provides that a corporation's articles of incorporation or bylaws may prohibit such indemnification or place limits upon the same. The Company's articles and bylaws do not include any such prohibition or limitation. As a result, the Company is bound by the indemnification provisions set forth in
Section 302A.521 of the Minnesota Statutes. As permitted by Section 302A.251 of the Minnesota Statutes, the Articles of Incorporation of the Company provide that a director shall, to the fullest extent permitted by law, have no personal liability to the Company and its shareholders for breach of fiduciary duty as a director.

         To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                2,304,374 SHARES

                               CAFE ODYSSEY, INC.

                                  COMMON STOCK





                              ---------------------

                                   PROSPECTUS

                              ---------------------





                                __________, 1999

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses in connection with the issuance and distribution of the securities registered hereby are set forth in the following table:


SEC registration fee........................................           $ 1,257.95
Nasdaq SmallCap Market additional listing fee...............            17,500.00
Legal fees and expenses.....................................            20,000.00
Accounting fees and expenses................................             5,000.00
Misc........................................................             1,242.05
                                                                       ----------
Total.......................................................           $45,000.00
                                                                       ==========



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company is governed by Minnesota Statutes Chapter 302A. Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Subdivision 4 of Section 302A.521 of the Minnesota Statutes provides that a company's articles of incorporation or bylaws may prohibit such indemnification or place limits upon the same. The Company's articles and bylaws do not include any such prohibition or limitation. As a result, the Company is bound by the indemnification provisions set forth in Section 302A.521 of the Minnesota Statutes.

         As permitted by Section 302A.251 of the Minnesota Statutes, the Articles of Incorporation of the Company provide that a director shall have no personal liability to the Company and its shareholders for breach of his fiduciary duty as a director, to the fullest extent permitted by law. The Agency Agreement contains provisions under which the Company, on the one hand, and the Placement Agent, on the other hand, have agreed to indemnify each other (including officers and directors of the Company and the Placement Agent, and any person who may be deemed to control the Company or the Placement Agent) against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

ITEM 16.          EXHIBITS.


    EXHIBIT     DESCRIPTION OF DOCUMENT

      5         Opinion of Maslon Edelman Borman & Brand, LLP
     23.1       Consent of Arthur Andersen LLP
     23.2       Consent of Maslon Edelman Borman & Brand, LLP (included in
                Exhibit 5).
     24         Power of Attorney (included on page II-3).

ITEM 17.  UNDERTAKINGS.

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bloomington, State of Minnesota, on June 8, 1999.

                                           Cafe Odyssey, Inc., Registrant

                                           By  /s/ Stephen D. King
                                              -------------------
                                            Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints Stephen D. King, Ronald K. Fuller or William M. Mower, each or any of them, such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.



NAME                                        TITLE                                           DATE
----                                        -----                                           ----

 /s/ Stephen D. King                    Chairman of the Board and Chief                 June 8, 1999
--------------------------
Stephen D. King                         Executive Officer
                                        (Principal Executive Officer)

 /s/ Ronald K. Fuller                   President, Chief Operating Officer              June 8, 1999
---------------------------
Ronald K. Fuller                        and Director

 /s/ Thomas W. Orr                      Chief Financial Officer, Executive              June 8, 1999
---------------------------             Vice President and Director
Thomas W. Orr                           (Principal Financial Officer)


 /s/ Mark D. Dacko                      Controller and Secretary                        June 8, 1999
---------------------------             (Principal Accounting Officer)
Mark D. Dacko

 /s/ Michael L. Krienik                 Director                                        June 8, 1999
--------------------------
Michael L. Krienik

                                        Director                                        June 8, 1999
--------------------------
Jerry L. Ruyan





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



                                    EXHIBITS




    EXHIBIT     DESCRIPTION OF DOCUMENT                            PAGE NO.

      5         Opinion of Maslon Edelman Borman & Brand, LLP
     23.1       Consent of Arthur Andersen LLP







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